EXHIBIT 5

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 10/15/25 to 11/6/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
10/21/2025	Sell	5,410	12.13
10/22/2025	Sell	2,839	12.02
10/23/2025	Sell	32,176	12.01
10/24/2025	Sell	17,134	12.03
10/27/2025	Sell	37,169	12.03
10/28/2025	Sell	23,610	12.05
10/29/2025	Sell	25,950	12.02
10/30/2025	Sell	33,348	11.98
10/31/2025	Sell	64,028	12.04
11/3/2025	Sell	28,534	12.06
11/4/2025	Sell	79,199	12.06
11/5/2025	Sell	20,142	12.08
11/6/2025	Sell	46,029	12.04